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                                 JOHN J. TICKNER


                              EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement") is dated effective as of February 16, 1995 (the "Effective Date), between ZENITH NATIONAL INSURANCE CORP., a Delaware corporation (the "Company"), and JOHN J. TICKNER (the "Employee");

     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationships of the Employee with the Company.

     NOW, THEREFORE, it is AGREED as follows:

     1.   EMPLOYMENT.

          (a) Subject to earlier termination as provided herein, the Employee is employed as a Senior Vice President and Secretary of the Company, and Senior Vice President, General Counsel and Secretary of its insurance subsidiaries from the Effective Date through the Term of this Agreement (as defined below). In this capacity the Employee shall devote his full business time and energy to the business, affairs and interests of the Company and matters related thereto. During the Term of this Agreement, the Employee shall have no other employment other than with a subsidiary of the Company, except with the prior written approval of the Board of Directors of the Company (the "Board"). The Employee shall have such duties and responsibilities and such executive power and authority as is customary for an officer in his position and as shall be allocated to him in such capacity and such other duties and responsibilities as the Board or the President of the Company shall designate that are not inconsistent with the Employee's position with the Company.

          (b) During his employment hereunder, the Employee shall report to the Company's Chief Executive Officer.

     2. TERM. This Agreement shall be in effect for a term commencing on the Effective Date and expiring on October 1, 1998, and such period shall be referred to herein as the "Term" of this Agreement, and such Term shall not be affected by the termination of the Employee's employment hereunder.

     3. SALARY. Commencing as of the Effective Date, the Company shall pay the employee an annual base salary at the minimum rate of $242,000, which shall be payable in installments in conformity with the Company's policy relating to salaried employees. The Employee's base salary may be sub-ject to annual adjustment (but not below the then current amount) in the sole discretion of the Board.

     4. DISCRETIONARY BONUSES. During the Term of this Agreement, the Employee shall be entitled to such discretionary bonuses as may be authorized, declared, and paid by the Board in its sole discretion.

     5. PARTICIPATION IN RETIREMENT AND EMPLOYEE BENEFIT PLANS. During his employment hereunder, the Employee shall be entitled to participate in any plan of the Company relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage, disability insurance, education, and other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its executive employees, and the Company shall provide the Employee with such insurance or other provisions for indemnification, defense or hold-harmless of officers that are generally in effect for other senior executive officers of the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit or limit the right of the Company to discontinue, modify or amend any plan or benefit in its absolute discretion at any time; provided, however, that any such discontinuance, modification or amendment shall apply to employees of the Company generally, or to a defined group of such employees and shall not apply solely to the Employee.

     6. FRINGE BENEFITS; AUTOMOBILE. In addition to the benefit plans referred to in Section 5 hereof, the Employee shall be entitled to participate in any other fringe benefits that are now or may be or become applicable to the Company's executive employees, and any other benefits that are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement and reimbursement for reasonable expenses incurred in the course of his duties hereunder in accordance with the Company's policy with respect thereto. In addition, the Company shall provide Employee with a Company-leased vehicle. The benefits provided under this Section 6 shall cease upon the Employee's Date of Termination (as defined below).

     7. VACATION. During his employment hereunder, the Employee shall be entitled to an annual paid vacation in accordance with the Company's standard employment practices of at least four weeks per year or such longer period as the Board may approve (pro-rated on a daily basis for any period that is less than one calendar year). Up to four weeks of accrued vacation time that is not used in a calendar year may be carried over into the following calendar year. Upon termination of the Employee's employment for any reason, the Employee shall be entitled to payment for any accrued but unused vacation time based upon his then current salary.

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The timing of paid vacations shall be scheduled in a reasonable manner by the
Employee.

     8.   TERMINATION.

          (a). DISABILITY. If, as a result of the Employee's incapacity due to physical or mental illness, injury or similar incapacity, he shall have been absent from the full-time performance of his duties with the Company for six months within any eighteen-month period, his employment may be terminated by written notice (as provided below) from the Company for "Disability."

          (b) CAUSE. Subject to the notice provisions set forth below, the Company may terminate the Employee's employment for "Cause" at any time. Termination for "Cause" shall mean termination upon (1) the continued willful failure by the Employee to substantially perform his duties with the Company or his other willful breach of this Agreement (other than any such failure or breach resulting from his incapacity due to the physical or mental illness, injury or similar incapacity) after a written demand for substantial performance is delivered to him by the Board, which demand specifically identifies the manner in which the Board believes that he has failed to substantially perform his duties, or has otherwise breached this Agreement, (2) the Employee's conviction of a felony, (3) the Employee's willful misconduct that is materially and demonstrably injurious to the Company, or (4) the violation by the Employee of Section 10 hereof; provided, however, that the Employee shall not be terminated for "Cause" unless and until the Board has given the Employee reasonable notice of its intended actions and the alleged events or activities giving rise thereto and with respect to those events or activities for which a cure is possible, a reasonable opportunity to cure such breach and there shall have been delivered to him a copy of a resolution duly adopted by the Board regarding such action.

          (c) CONSTRUCTIVE TERMINATION. If at any time during the Term of this Agreement, any of the following events shall occur, the Employee shall be entitled to terminate his employment hereunder and be treated as if his employment had been terminated by the Company other than for Cause:

               (i) Mr. Stanley R. Zax ceases to be full-time Chairman of the Board and President of the Company other than by reason of death or disability;

               (ii) The Employee is removed or otherwise prohibited or restricted in the performance of his duties as set forth in Section 1 hereof;

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               (iii) Any payment due under this Agreement shall remain unpaid for more than 60 days;

               (iv) A Change in Control of the Company (as defined below) shall occur during the Term of his Agreement, and within 180 days after the effective date of any such Change in Control, the Employee delivers to the Company a written notice of his election to terminate the Agreement effective as of the date set forth in such notice, which effective date shall not be less than 30 days nor more than 90 days after the date of delivery of any such written notice.
                    For purposes of this paragraph, a Change in Control shall mean either (i) a merger or consolidation of the Company with or into another company in which the Company does not survive; or (ii) an assignment of this Agreement by the Company under the provisions of Section 11(b) hereof; or (iii) the sale of all or substantially all of the Company's assets; or (iv) a change in the identities of a majority of the members of the Board within a one-year period or less; or (v) any other transaction that would require a party or affiliated group of parties to obtain approval from, or require such transactions to be presented for approval by, the California Insurance Commissioner (assuming there is no preemption of California insurance laws by federal law).

          (d) NOTICE OF TERMINATION. Any purported termination of the Employee's employment by the Company of by him shall be communicated by a written notice ("Notice of Termination") that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

          (e) DATE OF TERMINATION, ETC. "Date of Termination" shall mean (1) if the Employee's employment is terminated by his death, the date of his death;
(2) if the Employee's employment is terminated for Disability, thirty days after Notice of Termination is given; (3) if the Employee's employment is terminated for Cause, the date specified in the Notice of Termination, which shall not be less than thirty days from the date such Notice of Termination is given; and (4) if the Employee's employment is terminated for any other reason, the date specified in the Notice of Termination.

     9. COMPENSATION UPON TERMINATION OR DURING DISABILITY. The Employee shall be entitled to the following benefits during a period of disability, or upon termination of his employment, as the case may be, if such period or termination occurs during the Term of this Agreement:

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          (a)  During any period that the Employee fails to perform his full-
time duties with the Company as a result of incapacity due to physical or mental illness, injury or similar incapacity, he shall continue to receive his compensation and other benefits payable to him under this Agreement at the rate in effect at the commencement of any such period, together with all compensation payable to him under the Company's disability plan or program or other similar plan during such period, until his employment is terminated pursuant to Section 8(a) hereof. Thereafter, or in the event the Employee's employment shall be terminated by reason of his death, his benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs, and the Company shall have no further obligations to him under this Agreement.

          (b) If at any time the Employee's employment shall be terminated (i) by reason of his death, (ii) by the Company for Cause or Disability, or (iii) by him (other than by reason of a constructive termination pursuant to Section 8(c) hereof), the Company shall pay him (or his appropriate payee, as determined in accordance with Section 11(c) hereof) his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he is entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to him under this Agreement. In addition, in the event the Employee's employment is terminated by reason of the Employee's death or Disability, the Employee (or his appropriate payee) shall be entitled to receive a pro rata portion of any bonus that would otherwise have been payable to the Employee with respect to the year in which the Employee's employment is terminated. For purposes of this provision, if the Employee's bonus for such year has not been determined, the Employee shall be deemed to have been entitled to a bonus equal to the bonus paid or payable to the Employee with respect to the immediately preceding year.

          (c) If the Employee's employment should be terminated by the Company other than for Cause or Disability or by the Employee by reason of a constructive termination pursuant to Section 8(c) hereof, he shall be entitled to the benefits provided below:

               (i) The Company shall pay to the Employee his full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which he is entitled under any compensation plan of the Company, in each case at the time such payments are due;

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               (ii) The Company shall pay the Employee, at the time such
payments would have been made had the Employee's employment not been terminated hereunder, all salary payments that would have been payable to the Employee pursuant to this Agreement had the Employee continued to be employed for the greater of (x) the remaining Term of this Agreement, or (y) one year (the "Severance Period") (assuming for the purpose of such continuing payments that the Employee's salary for each year of such period is equal to his salary at the Date of Termination), plus a pro rata portion of any bonus that would otherwise have been payable to the Employee with respect to the year in which the Employee's employment is terminated; provided, however, that if the Employee's bonus for such year has not been determined, the Employee shall be deemed to have been entitled to a bonus equal to the bonus paid or payable to the Employee with respect to the immediately preceding year;

               (iii) All stock option rights, stock appreciation rights, and any and all other similar rights theretofore granted to the Employee, including, but not limited to, the Employee's right to receive cash in lieu of exercising stock options, as may be provided in his stock option agreements, shall vest and shall then be exercisable in full, and the Employee shall have 90 days following his termination within which to exercise any and all such rights and the restrictions on any and all shares of restricted stock granted to the Employee that are outstanding on the Date of Termination shall lapse as of the Date of Termination;

               (iv) During the Severance Period the Company shall, at its cost, arrange to provide the Employee with life, disability, dental, accident and group health insurance benefits substantially similar to those that he was receiving immediately prior to the Notice of Termination plus an additional amount necessary to reimburse the Employee for any taxes imposed solely by reason of his receipt of such benefits following his termination of employment. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by the Employee pursuant to this subparagraph if an equivalent benefits is actually received by him at any time during the Severance Period and any such benefit actually received by him shall be reported to the Company.

          (d) The Company shall continue in effect for the benefit of the employee all insurance or other provisions for the indemnification, defense of hold-harmless of officers or directors of the Company that are in effect on the date the Notice of Termination is sent to the Employee or the Company with respect to all of his acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expi-

                                        6

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ration or running of all periods of limitation against actions that may be applicable to such acts or omissions.

          (e) The Employee shall have the right to terminate his employment under this Agreement upon thirty (30) days notice to the Company without liability to the Company for damages incurred solely by reason of such termination.

          (f) Notwithstanding anything to the contrary in this Agreement, in the event that, in the opinion of counsel for the Company, it is more likely than not that any payment or benefit under this Agreement or under any other plan or agreement would not be deemed to be deductible in whole or in part in the calculation of the federal income tax of the Company, or of any other person making such payment or providing such benefit, by reason of Section 280G of the Internal Revenue Code of 1986, including the rules and regulations promulgated thereunder, as amended from time to time and including any successor legislation thereto (the "Code"), the aggregate payments and benefits provided by this Agreement shall be reduced (if necessary, to zero) (with the cash payments provided by this Agreement being the first reduced) to the minimum extent necessary so that no portion of such aggregate payments and benefits is not deductible for federal income tax purposes by reason of Section 280G of the Code. The Company shall hold such portions not paid to the Employee in escrow. At the end of each calendar quarter during the term of such escrow, the Company shall deposit into escrow an amount equal to interest accrued during such calendar quarter on the amount held in escrow during such calendar quarter at a rate equal to the rate than payable on judgments in California. If it shall be determined at any point in time, by counsel selected by the Company and the Employee, that it is more likely than not that the payment to the Employee of any or all of such amount held in escrow would be deductible for tax purposes, such amount shall be paid out of escrow to the Employee. In the event of a final determination by the Internal Revenue Service or of an arbitration aware pursuant to Section 16 hereof, that any such amount held in escrow would not be deductible for tax purposes under the then applicable provisions of the Code if paid to the Employee, or if it shall be determined at any point in time, by counsel selected by the company and the Employee, that it is more likely than not that the payment to the Employee of any such amount held in escrow would not be deductible for tax purposes under the then applicable provisions of the Code, such amount shall be paid out of escrow to the Company. For purposes of this Subsection 9(f),(i) the value of any non-cash benefits or any deferred or contingent payment or benefit shall be determined by the company's independent public accountants in accordance with the principles of Section 280G of the Code, (ii) no payment or benefit not constituting, in the opinion of such accountants, a "parachute payment" within

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the meaning of Section 280G of the code shall be included in determining the aggregate amount of such payments and benefits, and (iii) no payment or benefit the receipt or enjoyment of which has been waived in writing by the Employee shall be included in determining the aggregate amount of such payments and benefits.

     10.  CONFIDENTIAL INFORMATION AND NON-COMPETITION.

          (a) During the Term of this Agreement and thereafter, the Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by the Employee in the course of his employment by the Company, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information. The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the company, and that such information gives the Company a competitive advantage. Upon the termination of this employment for any reason whatsoever, the Employee shall promptly deliver to the Company all documents (and all copies thereof) containing any Confidential Information.

          (b) During the term of his employment hereunder, the Employee shall not, directly or indirectly, without the prior written consent of the Company, provide consultative service (with or without pay) to, own, manage, operate, join, control, participate in, or be connected (as a stockholder, partner, or otherwise) with, any business, individual, partner, form, corporation, or other entity that is then in competition with the Company, any of its subsidiaries or affiliates (a "Competitor of the Company"), PROVIDED, however, that the "beneficial ownership" by the Employee, either individually or as a member of a "group", as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 9134, as amended (the "Exchange Act"), of not more than one percent (1%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if the Employee were to compete with the Company or any subsidiary or affiliate of the company in violation of this Agreement and that the company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Employee further consents and stipulates to the entry of such injunctive relief in

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such a court prohibiting the Employee from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

          (c) During the Term of this Agreement, the Employee shall not directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competitor of the Company.

          (d) The Employee recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. The Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its products and in securing and retaining Customers, and will be acquired by him because of his business position with the Company. The Employee agrees that, during the period ending on the last day of the three-year period following his Date of Termination, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him, or any Competitor of the Company on whose behalf he is acting as an agent, representative or employee. The Employee further agrees that he will not convey any such confidential information or trade secrets about other employees of the Company to anyone affiliated with him or to any Competitor of the Company.

          (e) If it is determined by a court of competent jurisdiction in any state or applicable arbitration proceeding in accordance with Section 16, that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.


     11.  ASSIGNMENTS/MITIGATION.

          (a) This Agreement and the rights, interest and benefits hereunder are personal to the Employee and shall not be assigned, transferred, pledged, or hypothecated in any way by the Employee, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, or hypothecation, or the levy of any execution, attachment or similar process thereon, shall be null and void and without effect.

          (b) The Company shall have the right to assign this Agreement and to delegate all of its rights, duties and obligations hereunder, whether in whole or in part, to any

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parent, affiliate, successor or subsidiary organization of the Company or corporation with which the Company may merge or consolidate or which acquires by purchase or otherwise all or substantially all of the Company's consolidated assets, but such assignment shall not release the Company from its obligations under this Agreement, and in the event of any such assignment by the Company, the Employee may, at his sole option, exercise his termination rights under the provisions of Section 8(c)(iv) of this Agreement.

          (c) This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Employee should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designees, or, if there is no such designee, to his estate.

          (d) The Employee shall have no duty to mitigate the Company's obligations hereunder by seeking other employment or by becoming self-employed; provided, however, that life, disability, dental, accident, group health insurance and other health and welfare benefits received by the Employee during or with respect to the Severance Period and attributable to services rendered during such period by the Employee to persons or entities other than the Company shall be applied to reduce the Company's obligation to provide such benefits hereunder. Not less frequently than annually (by the end of the month of the month next following the month in which the Effective Date occurs), the Employee shall account to the Company as to the amount of such benefits; if the Company has paid amounts in excess of those to which the Employee was entitled (after giving effect to the offsets provided above), the Employee shall reimburse the Company promptly thereafter for such excess.

     12. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or five business days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed (a) if to the Employee, to 3 Dapplegray Road, Bell Canyon, CA 91307, and (b) if to the Company, to 21255 Califa Street, Woodland Hills, CA 91367, Attention: Stanley
R. Zax, with a copy to the Secretary of the Company; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt thereof.

     13. SECTION HEADINGS. The Section headings used in this Agreement are included solely for convenience and shall

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

not affect, or be used in connection with, the interpretation of this Agreement.

     14. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (other than an action for injunctive relief pursuant to Section 10 hereof) shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Los Angeles, California, in accordance with the rules of the American Arbitration Association then in effect. Such arbitrators shall only have jurisdiction to award contract damages. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party shall be entitled to reimbursement of all of its reasonable expenses in arbitration, including reasonable attorney's fees.
In the event of a good faith dispute regarding the payment of salary or benefits under this Agreement, the Company shall make the disputed payments to the Employee as if such dispute did not exist during the pendency of such good faith dispute, and, following the resolution of such dispute, the Employee shall reimburse the Company for any overpayments.

     17. COMPANY PROPERTY. The Employee agrees that at the time he leaves the employment of the Company he will deliver to the Company, and will not keep or deliver to anyone else, all notebooks, memoranda, documents, computer discs, and any and all other material relating to the Company's business or constituting the Company's property, whether or not the Employee was the author or recipient of such material.

     18.  MISCELLANEOUS.

          (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

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          (b)  This instrument contains the entire agreement of the parties hereto relating to the subject matter hereof and it replaces and supersedes all prior agreements and understandings, oral and written, between the parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

          (c) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

          (d) All references to Sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such Sections.

          (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

          (f) The obligations created under the provisions of Sections 7, 9, 10, 11, 16 and 17 shall survive the expiration, suspension or termination, for any reason, of this Agreement or the Employee's employment hereunder until such obligations created thereunder are fully satisfied.

     19.  PRIOR AGREEMENT.

          This Agreement replaces and supercedes the Employment Agreement dated October 1, 1990 between the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                         ZENITH NATIONAL INSURANCE CORP.

ATTEST:
/s/ Fredricka Taubitz    By: /s/ Stanley R. Zax
- ----------------------      ---------------------------
Fredricka Taubitz                STANLEY R. ZAX
Ass't Secretary               Chairman and President


                         EMPLOYEE

                         /s/ John J. Tickner
                         ------------------------------
                              JOHN J. TICKNER

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